Exhibit 10.10

The Mattel Cash Balance Excess Benefit Plan

as amended and restated effective as of July 1, 2012

The Fisher-Price Excess Benefit Plan is hereby renamed The Mattel Cash Balance Excess Benefit Plan (the “Plan”) and is continued with this document. The Plan was originally established June 28, 1991.

Following a corporate reorganization in January, 1995, the Plan was continued by the newly formed and renamed corporate entities known as Fisher-Price, Inc. and Mattel Operations, Inc. Beginning in January, 1998, the Plan was extended to Tyco Preschool, Inc. upon the inclusion of Tyco Preschool, Inc. as a covered employer under the Fisher-Price Pension Plan, as amended from time to time (the “Fisher Price Plan”).

As a result of the enactment in 2004 of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance promulgated thereunder (“Section 409A”), the Company amended and restated the Plan effective as of January 1, 2009 to conform the written terms of the Plan to the requirements of Section 409A.

Effective as of July 1, 2012, the Fisher Price Plan was converted from a traditional defined benefit plan to a defined benefit cash balance plan where participant benefits accrue by reference to a hypothetical account balance. Simultaneously with the conversion to a cash balance formula, the name of the Fisher Price Plan was changed to the Mattel Cash Balance Plan (the “Cash Balance Plan”). A participant’s benefit under the Cash Balance Plan is equal to the greater of (a) the benefit determined in accordance with the formula for calculating the participant’s hypothetical account balance under the Cash Balance Plan and (b) the benefit determined under various transition provisions that consider the prior Fisher Price Plan benefit formula for past and some future accruals. The Plan is hereby amended and restated effective as of July 1, 2012 to be consistent with the conversion of the Fisher Price Plan to the Cash Balance Plan effective as of July 1, 2012.

The Plan is intended to be an unfunded “excess benefit plan” within the meaning of Sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); provided, however, that, to the extent, if any, that the Plan provides benefits which cannot be provided by an “excess benefit plan,” the Plan shall be considered and interpreted in all respects as an unfunded “top-hat” plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Subtitle B of Title I of ERISA to the maximum extent permissible under the provisions thereof. The purpose of the Plan is to provide benefits to certain participants in the Cash Balance Plan in excess of the compensation limitation under Section 401(a)(17) of the Code (“Section 401(a)(17)”) or the limitations on benefits imposed by Section 415 of the Code (“Section 415”) and to make up for any loss in benefit under the Cash Balance Plan as a result of the deferral of compensation by the Participant pursuant to a non-qualified deferred compensation plan.

Fisher-Price, Inc., on behalf of itself and each other employer that has adopted and has employees participating in the Cash Balance Plan (collectively, the “Company”), hereby continues the terms and provisions of the Plan by restating the Plan as follows:

1.	Terms. Each term that is not defined herein but used in the Plan and also used in the Cash Balance Plan shall have the same meaning herein as under the Cash Balance Plan.

2.	Eligibility and Benefit Amount. If a Participant shall be entitled to receive a retirement benefit under the Cash Balance Plan, the Participant will be entitled to a benefit payable under the Plan equal to:

(a)	the Participant’s pension benefit (as calculated under the Cash Balance Plan using the actuarial assumptions and methods then used under the Cash Balance Plan), that would have been paid under the Cash Balance Plan as of the date of distribution without regard to the limitation on benefits imposed by Section 401(a)(17) or Section 415 and by including any deferral of compensation by the Participant pursuant to a nonqualified deferred compensation plan maintained by the Company as compensation for purposes of the Cash Balance Plan, at the time such deferrals would have been paid absent the deferral; provided that had the compensation been paid to the Participant, it would have been treated as compensation for purposes of the Cash Balance Plan, regardless of whether such amounts are includable in the Participant’s gross income;

reduced by

(b)	the Participant’s pension benefit under the Cash Balance Plan as of the date of distribution.

For purposes of calculating the pension benefit described in (a) above, the Investment Credits to a Participant’s Cash Balance Plan Account shall be credited and annualized quarterly (rather than daily as credited under the Cash Balance Plan), assuming that the Compensation Credits allocated for each quarter were allocated as of the middle of such quarter.

3.	Timing of Payment. Subject to paragraph 4 below, the pension benefit due under the Plan shall be paid upon the later of (i) a Participant’s “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), whether voluntary or involuntary and (ii) the Participant’s attainment of age 55; provided, however, that if a Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) as of the date of the Participant’s “separation from service” and the benefit under the Plan becomes payable as a result of such “separation from service,” such amount shall not be paid prior to the first day of the seventh month following the Participant’s “separation from service” or, if earlier, during the calendar year in which the Participant’s death occurred. Simple interest will be paid on the amount delayed hereunder from the date such payment would have been made to the Participant but for the proviso in the preceding sentence, to the date of actual payment, at the interest rate described in Exhibit A of the Cash Balance Plan. Any payment pursuant to this paragraph on account of the Participant’s death will be paid to the Participant’s Beneficiary or other recipient of the Participant’s death benefit under the Cash Balance Plan.

4.	Death Before Payment. If a Participant dies before payment of the benefit payable under the Plan (other than during any delay required pursuant to the proviso in paragraph 3 above), such amount shall be paid to the Participant’s Beneficiary, or other recipient otherwise eligible for a death benefit under the Cash Balance Plan. The amount of the benefit shall be calculated as set forth above in paragraph 2, but substituting the corresponding survivor benefit under the Cash Balance Plan for the Participant’s pension benefit in both paragraphs 2(a) and 2(b), above. Such amount shall be paid upon the later of (i) the date the Participant would have reached age 55 or (ii) during the calendar year in which the Participant’s death occurred.

5.	Form of Payment. Payment will be in the form of a single lump sum only. For purposes of the foregoing, the lump sum value shall be determined using the 1971 Group Annuity Mortality Table (compiled on a unisex basis weighted 60% male and 40% female) and the interest rate shall be such rate as of the January 1 preceding the date of the distribution (or as of the date of the distribution if the rate is then less) used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination. Notwithstanding the immediately preceding sentence, the lump sum value of accruals after December 31, 2008 shall be determined on the same basis used for determining the value of lump sum distributions under the Cash Balance Plan for such period.

6.	Unfunded Status of Plan. The Plan shall not be a funded plan for purposes of ERISA, and the Company shall not set aside any funds, or make any investments, for the specific purpose of making payments under the Plan, in a manner that would cause the Plan to be considered funded under ERISA. Any payments hereunder shall be made out of the general assets of the Company. Notwithstanding the preceding, the Company may transfer funds to and may, but need not, make payments through any trust which it deems to comply with the preceding in order to meet its obligation under the Plan. Notwithstanding anything herein or in any trust providing benefits under the Plan to the contrary, no asset shall be set aside or transferred to any such trust if such set aside or transfer would violate applicable law or result in the imposition of the additional tax under Section 409A.

7.	Amendment and Termination. Fisher-Price, Inc., by action of its Board of Directors, or a designated officer through authority delegated by such Board of Directors, shall have the right at any time to amend the Plan in any respect or to terminate the Plan; provided, however, that such amendment or termination (i) shall not reduce the benefits payable under the Plan below the benefits to which any person would have been entitled hereunder at the time of such amendment or termination; or (ii) accelerate the payment of any amount from the date on which such amount otherwise is payable hereunder except as permitted pursuant to Treas. Reg. §1.409A-3(j).

8.	Administration and Claims. The Plan shall be administered, interpreted and construed by the Mattel Administrative Committee. The claims procedure applicable to claims and appeals under the Cash Balance Plan shall apply to any claims under the Plan and appeals of any such denied claims.

9.	No Assignment. The interest of any Participant and the interest, if any, of any Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant may not be assigned or alienated either by voluntary or involuntary assignment or by operation of law.

10.	No Right to Employment. Neither the Plan nor any of its provisions shall be construed as giving any Participant a right to continue in the employ of the Company.

11.	Termination. Subject to the provisions of paragraph 7, the Plan shall terminate when the Cash Balance Plan terminates; provided, however, that any distribution in respect of a termination pursuant to this paragraph 11 will be only in accordance with the provisions of Section 409A and Treas. Reg. §1.409A-3(j)(4)(ix).

12.

Compliance with Section 409A. Notwithstanding any other provisions of the Plan to the contrary, it is intended that the Plan comply with the requirements of Section 409A regardless of whether amounts were deferred (within the meaning of Treas. Reg. 1.409A-6(a)(1)) on, prior to, or after January 1, 2005, and the Plan shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A; provided, however that amounts deferred as of December 31, 2004 with respect to Participants who terminated employment on or before December 31, 2004 and for whom no amounts are deferred after December 31, 2004, are not intended to be subject to the provisions of Section 409A and such amounts shall continue to be subject to the terms and conditions of the Plan in effect prior to January 1, 2005. The Company shall have no liability to any Participant, Participant’s spouse or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A. Prior to January 1, 2009, the Company operated the Plan in good faith compliance with Section 409A and certain Internal Revenue Service transitional rules then in effect.

IN WITNESS WHEREOF, the Plan is executed by a duly authorized officer of Fisher-Price, Inc.

FISHER-PRICE, INC.

By:	/s/ Robert Normile
Name:	Robert Normile
Title:	Executive Vice President and Secretary

Date: December 13, 2012

4